                          [REISH & LUFTMAN LETTERHEAD]


                               September 26, 1995
                                                                    01967-630(1)
                                                                       49451.LTR





Fortune Petroleum Corporation
30101 Agoura Court
Suite 110
Agoura Hills, California 91301

                 Re:      REGISTRATION STATEMENT ON FORM S-3

Gentlemen:

                 At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement"), which you (the "Company") have filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 1,317,503 shares of the Company's common stock, $.01 par value (the "Shares"), in connection with the possible resale of the Shares by certain selling shareholders.

                 In rendering this opinion, we have examined the Company's Certificate of Incorporation, as amended, the Company's By-Laws, as amended, the minutes of the proceedings of the Company's board of directors at which resolutions pertaining to the Shares were adopted, and such other materials as we deemed relevant.

                 Based on the foregoing and in reliance thereon, we are of the opinion that the Shares are legally and validly issued, fully paid and nonassessable.

                 We hereby consent to the references to this firm in and the inclusion of this opinion in the Registration Statement and any amendments thereto.

                                        Respectfully submitted,




                                  EXHIBIT 5.1